Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GEVO, INC.

Gevo, Inc., a Delaware corporation, hereby certifies that:

1. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 9, 2005 under the name of Methanotech, Inc.

2. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I: NAME

The name of the corporation is Gevo, Inc.

ARTICLE II: REGISTERED AGENT

The registered agent of the corporation in the State of Delaware is National Registered Agents, Inc., and its address is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.

ARTICLE III: PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED SHARES

A. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares which the corporation is authorized to issue is 45,246,000 shares, 30,000,000 shares of which shall be Common Stock, $0.01 par value per share, and 15,246,000 shares of which shall be Preferred Stock, $0.01 par value per share.

B. 1,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series A-1 Preferred Stock”, 1,084,000 of the authorized shares of Preferred Stock are hereby designated as “Series A-2 Preferred Stock”, 930,000 of the authorized shares of Preferred Stock are hereby designated as “Series A-3 Preferred Stock”, 873,390 of the authorized shares of Preferred Stock are hereby designated as “Series A-4 Preferred Stock”, 1,027,397 of the authorized shares of Preferred Stock are hereby designated as “Series B Preferred Stock”, 3,323,278 of the authorized shares of Preferred Stock are hereby designated as “Series C Preferred Stock”, 4,671,483 of the authorized shares of Preferred Stock are hereby designated as “Series D Preferred Stock” and 2,336,452 of the authorized shares of Preferred Stock are hereby designated as “Series D-1 Preferred Stock.”

ARTICLE V: TERMS OF CLASSES AND SERIES

A. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

(a) “Acquiring Stockholder” means any stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in a Merger or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in a Merger.

(b) “Affiliate” shall mean any entity controlling or under common control with the Corporation, which will include, but not necessarily be limited to, any entity of which a stockholder owns any of the voting equity interests (for as long as such stockholder owns 20% or more of the Corporation’s voting capital stock); provided, however, that an entity shall not be deemed to be an Affiliate of the Corporation merely because a stockholder owns voting securities of that entity, if (i) the entity’s voting equity securities are publicly traded, (ii) no affiliate of such stockholder serves on the Board of Directors or similar governing body of that entity, and (iii) the percentage of voting securities of the entity owned by such stockholder and its affiliates is less than twenty percent (20%).

(c) “Asset Sale” shall mean a sale, lease, conveyance, exclusive license, transfer or other disposition of all or substantially all of the assets or business of the Corporation, in a single transaction or a series of related transactions.

(d) “Board” shall mean the Board of Directors of the Corporation.

(e) “Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Corporation.

(f) “Common Stock Dividend” shall mean a stock dividend declared and paid on all outstanding shares of Common Stock that is payable in shares of Common Stock.

(g) “Common Stock Event” shall mean (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(h) “Corporation” shall mean Gevo, Inc., a Delaware corporation.

(i) “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration or for consideration consisting of the capital stock of the Corporation, whether by dividend, redemption, or otherwise; except (A) a dividend in shares of the Corporation’s capital stock, or (B) a Permitted Repurchase (as defined below).

(j) “Dividend Rate” shall mean (i) $0.04 per annum for each outstanding share of the Series A-1 Preferred Stock, (ii) $0.0664 per annum for each outstanding share of the Series A-2 Preferred Stock, (iii) $0.14 per annum for each outstanding share of the Series A-3 Preferred Stock, (iv) $0.1864 per annum for each outstanding share of the Series A-4 Preferred Stock, (v)

$0.2336 per annum for each outstanding share of the Series B Preferred Stock, (vi) $0.4384 per annum for each outstanding share of the Series C Preferred Stock, (vii) $0.5632 per annum for each outstanding share of the Series D Preferred Stock and (viii) $1.3696 per annum for each outstanding share of the Series D-1 Preferred Stock (in each case as adjusted to reflect any Preferred Stock Event (as defined below) applicable to such series of Preferred Stock).

(k) “IPO” shall mean a firm commitment underwritten public offering of capital stock of the Corporation pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

(l) “Merger” shall mean any reorganization of the Corporation by means of consolidation, merger or similar transaction (or series of transactions), in which the Corporation is a constituent corporation or is a party with another entity, or the sale of the capital stock of the Corporation in a single transaction or series of related transactions, in each case under circumstances in which the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions (excluding an Acquiring Stockholder, as defined above) do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power (including securities held by an Acquiring Stockholder) of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, on account of the shares of capital stock of the Corporation held by them immediately prior to such transaction or series of related transactions; provided, however, that a Merger shall not include (i) any consolidation or merger effected exclusively to change the domicile of the Corporation, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

(m) “Original Issue Date” shall mean (i) with respect to the Series A-1 Preferred Stock, the date on which the first share of Series A-1 Preferred Stock is issued, (ii) with respect to the Series A-2 Preferred Stock, the date on which the first share of Series A-2 Preferred Stock is issued, (iii) with respect to the Series A-3 Preferred Stock, the date on which the first share of Series A-3 Preferred Stock is issued, (iv) with respect to the Series A-4 Preferred Stock, the date on which the first share of Series A-4 Preferred Stock is issued, (v) with respect to the Series B Preferred Stock, the date on which the first share of the Series B Preferred Stock is issued, (vi) with respect to the Series C Preferred Stock, the date on which the first share of Series C Preferred Stock is issued, (vii) with respect to the Series D Preferred Stock, the date on which the first share of Series D Preferred Stock is issued and (viii) with respect to the Series D-1 Preferred Stock, the date on which the first share of Series D-1 Preferred Stock is issued.

(n) “Original Issue Price” shall mean $0.50 per share for the Series A-1 Preferred Stock, $0.83 per share for the Series A-2 Preferred Stock, $1.75 per share for the Series A-3 Preferred Stock, $2.33 per share for the Series A-4 Preferred Stock, $2.92 per share for the Series B Preferred Stock, $5.48 per share for the Series C Preferred Stock, $7.04 per share for the Series D Preferred Stock, and $17.12 per share for the Series D-1 Preferred Stock (in each case as adjusted to the extent necessary to reflect any Preferred Stock Event (as defined below) applicable to such series of Preferred Stock).

(o) “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) for a purchase price no greater than cost, if unvested, or for a purchase price no greater than fair market value, if vested, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

(p) “Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D-1 Preferred Stock, collectively.

(q) “Preferred Stock Event” shall mean, as to each series of Preferred Stock, any of the following events occurring after the Original Issue Date for such series: (A) the issuance by the Corporation of additional shares of such series of Preferred Stock as a dividend or other distribution on the outstanding shares of such series of Preferred Stock, (B) a subdivision of the outstanding shares of such series of Preferred Stock into a greater number of shares of such series of Preferred Stock, (C) a combination of the outstanding shares of such series of Preferred Stock into a smaller number of shares of such series of Preferred Stock, and (D) the conversion or exchange of the outstanding shares of such series of Preferred Stock into a different number of shares of some other class or classes of stock whether by recapitalization, reclassification or otherwise; provided, however, that in no event shall a Preferred Stock Event be deemed to include any liquidation, dissolution or winding up of the Corporation provided for in Section 3 or any conversion or other adjustment event described in Section 5.

(r) “Qualified Financing” shall mean the first issuance of Common Stock or a new series of convertible preferred stock of the Corporation to venture capital or institutional investors for capital-raising purposes after the date of filing of this Amended and Restated Certificate of Incorporation. For the avoidance of doubt, the sale of shares of Series D-1 Preferred Stock pursuant to the terms of that certain Series D-1 Preferred Stock Purchase Agreement, dated March 26, 2010, by and among the Corporation and the Investors named therein shall not constitute a Qualified Financing.

(s) “Qualifying IPO” shall mean an IPO in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $50,000,000 and the public offering price per share equals or exceeds $15.00 per share (as adjusted to the extent necessary to reflect any Common Stock Event).

(t) “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.01 par value per share, of the Corporation.

(u) “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, $0.01 par value per share, of the Corporation.

(v) “Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, $0.01 par value per share, of the Corporation.

(w) “Series A-4 Preferred Stock” shall mean the Series A-4 Preferred Stock, $0.01 par value per share, of the Corporation.

(x) “Series A Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, and Series A-4 Preferred Stock, collectively.

(y) “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.01 par value per share, of the Corporation.

(z) “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.01 par value per share, of the Corporation.

(aa) “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.01 par value per share, of the Corporation.

(bb) “Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, $0.01 par value per share, of the Corporation.

(cc) “Significant Subsidiary” shall mean any subsidiary of the Corporation that represents twenty percent (20%) or more of the Corporation’s assets (measured at fair market value) or revenues.

(dd) “Significant Subsidiary Divestment” shall mean (i) a sale, exclusive license, transfer or other disposition of all or substantially all of the assets of a Significant Subsidiary, or (ii) a sale, consolidation, merger, or similar transaction (or series of transactions) of a Significant Subsidiary, in which, immediately after such transaction or series of transactions, the Corporation does not retain stock representing a majority of the voting power of such Significant Subsidiary immediately after such transaction or series of transactions.

(ee) “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Preferred Stock Preference. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, non-cumulative cash dividends at the Dividend Rate for each series of Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). Any such dividends shall be paid pro rata, on an equal priority and pari passu basis among the holders of Preferred Stock. So long as any shares of Preferred Stock are outstanding, no dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock during any calendar year unless dividends on the Preferred Stock, in an amount equal to the Dividend Rate for each series thereof, shall have first been paid or declared and set apart for payment to the holders of the Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of Preferred Stock by reason of the fact that the Corporation shall fail to declare dividends on the Preferred Stock in the amount of the Dividend

Rate for each series thereof, or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders (where holders of Preferred Stock shall be deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of such shares of Preferred Stock pursuant to Section 5 hereof).

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

2.4 Payment on Conversion. If the Corporation shall have declared and not paid dividends with respect to any Preferred Stock, then immediately prior to, and upon a conversion of any of the Preferred Stock as provided in Section 5, the Corporation shall, subject to the legal availability of funds and assets therefor and subject to any liquidation preference rights which may have been previously invoked under Section 3 hereof, pay in cash to the holders of the shares of Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (or, in the case of a transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.3, the consideration received in such transaction) (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1 Liquidation Preferences. The holders of shares of Preferred Stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the Available Funds and Assets, and prior and in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this subsection, then all the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or Distribution (or the setting aside for payment or Distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section 3.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

3.3 Deemed Liquidation Events. The occurrence of either a Merger or an Asset Sale shall be deemed to be a “liquidation, dissolution or winding up” of the Corporation (as those terms are used in this Section 3), unless such treatment is waived in writing by the holders of more than sixty-five percent (65%) of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis; provided, however, that the occurrence of either a Merger or an Asset Sale within one year following the Original Issue Date of the Series D Preferred Stock in which holders of Series D Preferred Stock are to receive aggregate proceeds in an amount per share equal to or less than the Original Issue Price per share of such Series D Preferred Stock shall not be deemed to be a “liquidation, dissolution or winding up” of the Corporation (as those terms are used in this Section 3) unless such treatment is approved in writing by holders of a majority of the Series D Preferred Stock then held by all holders of Series D Preferred Stock (excluding any such holders who then also hold shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock).

3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or similar national quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing prices of the securities over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market for such securities as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this Section 3.4 to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.5 Deemed Conversion. Upon the occurrence of any liquidation, dissolution or winding up of the Corporation (including a Merger or Asset Sale), with respect to any outstanding shares of Preferred Stock, each holder of Preferred Stock shall be entitled to receive the greater of (a) the amounts specified in Section 3.1 above in respect of such shares, or (b) the amount such holder would have received had such shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, or winding up, at the then-applicable Conversion Price (as defined below) for such shares of Preferred Stock; provided, however, that to the extent any holder of Preferred Stock receives payment pursuant to clause (b) of this Section 3.5, such payment shall be made pari passu with (and not in preference to) the other holders of Common Stock.

4. Voting Rights.

4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below on the record date for the determination of the stockholders entitled to vote on such matter(s) or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3 General. Subject to the other provisions of this Amended and Restated Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as amended, restated, or otherwise modified from time to time, the “Bylaws”) in effect at the time in question and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except with respect to the election of the Common Stock Directors (as defined in Section 4.5) and as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.4 Changes to Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon (voting together as a single class on an as-if-converted basis), and the holders of Common Stock shall not have any separate class vote with respect thereto, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.5 Board of Directors.

(a) Size of the Board. The authorized number of directors of the Board shall be not less than four (4) nor more than eight (8). As of the date of filing of this Amended and Restated Certificate of Incorporation, the authorized number of directors shall be eight (8), until changed by a proper resolution duly adopted by the Board. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

(b) Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

(c) Election and Removal of Directors.

(i) Election. The holders of the Series A Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one director of the Corporation (the “Series A Preferred Stock Director”). The holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Preferred Stock Director”). The holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one director (the “Series C Preferred Stock Director”). The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one director (the “Series D Preferred Stock Director”). The holders of the Series D-1 Preferred Stock, voting as a separate class, shall be entitled to elect one director (the “Series D-1 Preferred Stock Director” and, collectively with the Series A Preferred Stock Director, the Series B Preferred Stock Director, the Series C Preferred Stock Director, and the Series D Preferred Stock Director, the “Preferred Stock Directors”). The holders of the Common Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (the “Common Stock Directors”). The remaining director shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis.

(ii) Quorum; Required Vote.

(A) Quorum. At any meeting held for the sole purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Preferred Stock (on an as-converted basis) or Common Stock then outstanding, respectively, shall constitute a quorum for the election of directors to be elected solely by the holders of the Preferred Stock or Common Stock, respectively, and the presence in person or by proxy of the holders of a majority of all outstanding shares (on an as-converted basis) shall constitute a quorum for the election of any directors elected by the holders of Common Stock and Preferred Stock, voting together as a class.

(B) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class, or classes of stock given the right to elect such director or directors pursuant to Section 4.5(c)(i) above (the “Specified Stock”), those candidates shall be elected who either: (1) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (counted, in the case of an election of the Preferred Stock Directors, on an as-converted to Common Stock basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (2) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.

(iii) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (A) the affirmative vote of a majority of the remaining directors (if any) in office that were so elected by the holders of such Specified Stock (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (B) the required vote of holders of the shares of such Specified Stock specified in Section 4.5(c)(ii)(B) above that are entitled to elect such director.

(iv) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in Section 4.5(c)(iii), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 4.5(c)(iii).

(v) Termination. Notwithstanding anything in this Section 4.5(c) to the contrary, the provisions of this Section 4.5(c) shall cease to be of any further force or effect upon the earliest to occur of: (A) with respect to each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock, the date on which the total number of outstanding shares of such series of Preferred Stock is less than 250,000 shares (in each case as adjusted to reflect any Preferred Stock Event applicable to such series of Preferred Stock), (B) a Merger, or (C) a Qualifying IPO. If the provisions of this Section 4.5(c) are terminated with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series D-1 Preferred Stock then the Series A Preferred Stock Director, Series B Preferred Stock Director, Series C Preferred Stock Director, Series D Preferred Stock Director, or Series D-1 Preferred Stock Director (as applicable) shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis.

(vi) Committees. The Board shall establish such committees of the Board as it deems necessary or appropriate. The Series A Preferred Stock Director, Series B Preferred Stock Director, Series C Preferred Stock Director, Series D Preferred Stock Director and Series D-1 Preferred Stock Director shall have the right to serve on any such committee.

5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time after the date of issuance of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall either surrender the certificate or certificates therefore (if any), duly endorsed at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, or notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon, and subject to the provisions of Section 2.4 and Section 5.11, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and a certificate for the remaining number of shares of Preferred Stock if less than all Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted or if the shares are uncertificated, the date of delivery of the notice of conversion, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this Section 5.1 is made in connection with an IPO (which is not a Qualifying IPO), the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing of the IPO, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of the IPO.

5.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a Qualifying IPO but after reflecting any adjustment to the Conversion Price of such Preferred Stock required by any other provision of this Article V, including, without limitation, Section 5.9 below; or (ii) at any time, upon approval of the holders of more than sixty-five percent (65%) of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

(b) Upon the occurrence of any event specified in Section 5.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, and subject to the provisions of Section 2.4 and Section 5.11, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of

Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for each such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event after the Original Issue Date of a series of Preferred Stock, the Conversion Price of such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of such series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of such series of Preferred Stock or with respect to such other securities by their terms.

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Common Stock issuable upon the conversion of such Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or as described in Section 5.5 or 5.7), then in any such event each holder of such Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, there is a reorganization of the Corporation (other than as described in Sections 5.4, 5.5, and 5.6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.3 and is not waived thereunder), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of such Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, merger or consolidation by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such reorganization, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of such Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

5.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with events provided for in Sections 5.4, 5.5, 5.6, or 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing (1) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by (2) the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this Section 5.8:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(B) shares of Common Stock or Preferred Stock issued or issuable upon exercise of options or warrants outstanding as of the Original Issue Date of the Series D-1 Preferred Stock;

(C) shares of Common Stock or Preferred Stock issued upon a stock split, stock dividend or any subdivision of shares of Common Stock or Preferred Stock;

(D) shares of Common Stock or options or other rights to acquire shares of Common Stock issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Corporation or any Subsidiary pursuant to equity incentive plans or arrangements that have been approved by the Board;

(E) shares of Common Stock issued (1) to strategic partners investing in connection with a commercial relationship with the Corporation, (2) in connection with joint development agreements or licensing transactions, or (3) in connection with equipment lease financings or commercial credit lines entered into primarily for non-equity financing purposes, in either case of (1), (2) or (3) which arrangements have been approved by the Board;

(F) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; provided, however, that if the shares of Common Stock or Preferred Stock issued by the Corporation pursuant to this subsection (F) exceed fifty percent (50%) of the voting power of the Corporation, such that the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, then such transaction or series of transactions must have been approved by the holders of at least sixty-five percent (65%) of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis;

(G) shares of Common Stock issued as part of an IPO, or shares of capital stock of the Corporation issued as part of a Qualified Financing;

(H) any shares of Common Stock or Preferred Stock (or options, or warrants or rights to acquire same), issued or issuable hereafter that are approved by the vote of the holders of at least sixty-five percent (65%) of the Preferred Stock, voting together as a single class on an as-converted basis, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 5.8(b); and

(I) shares of Series D-1 Preferred Stock issued pursuant to the terms of that certain Series D-1 Preferred Stock Purchase Agreement, dated March 26, 2010, by and among the Corporation and the Investors named therein.

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options (each as hereinafter defined) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock that are outstanding at the time in question, plus (B) all shares of Common Stock issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock that are issuable upon the exercise of Rights or Options that are outstanding at the time in question (assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities – for example, a warrant to purchase Preferred Stock).

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of

Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.8, for the issue of such Additional Shares of Common Stock.

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this Section 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for such series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of anti-dilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the applicable Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(d) Multiple Closings. In the event the Corporation shall issue Additional Shares of Common Stock as part of one transaction or a series of related transactions on more than one date, and such issuance would result in an adjustment to the Conversion Price of any series of Preferred Stock hereunder, then upon the final issuance pursuant to such transaction or series of related transactions, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance.

5.9 Series D-1 Preferred Stock Adjustments.

(a) In the event the Corporation shall close an IPO or a Qualified Financing on or prior to December 31, 2010, the Conversion Price of the Series D-1 Preferred Stock shall, immediately prior to and contingent upon the closing of the IPO or Qualified Financing, as applicable, be automatically adjusted to an amount equal to 75% of (i) in the case of an IPO, the final offering price per share set forth in the final prospectus filed with the Securities and Exchange Commission in connection with the IPO (the “Final Offering Price”) or (ii) in the case of a Qualified Financing, the price per share paid by investors in the Qualified Financing (the “Financing Price”).

(b) In the event the Corporation shall close an IPO or a Qualified Financing between January 1, 2011 and September 30, 2011, the Conversion Price of the Series D-1 Preferred Stock shall, immediately prior to and contingent upon the closing of the IPO or Qualified Financing, as applicable, be automatically adjusted to an amount equal to 60% of (i) in the case of an IPO, the Final Offering Price or (ii) in case of a Qualified Financing, the Financing Price.

(c) In the event the Corporation does not close an IPO or a Qualified Financing on or before September 30, 2011, the Conversion Price of the Series D-1 Preferred Stock shall, at 12:01 a.m. local time on October 1, 2011, be automatically adjusted such that two shares of Common Stock shall be issuable upon conversion of each share of Series D-1 Preferred Stock.

(d) In the event the Corporation shall consummate a Merger or Asset Sale on or before September 30, 2011, the Conversion Price of the Series D-1 Preferred Stock shall, immediately prior to and contingent upon the closing of the Merger or Asset Sale, be automatically adjusted such that 1.5 shares of Common Stock shall be issuable upon conversion of each share of Series D-1 Preferred Stock.

5.10 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall send such certificate to each registered holder of such series of Preferred Stock in accordance with the notice provisions provided below.

5.11 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.12 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.13 Notices.

(a) Any notice required by the provisions of this Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation or delivered electronically as contemplated under Article IX hereof.

(b) In the event of (i) the declaration by the Board of a dividend or distribution on any capital stock of the Corporation, (ii) any Merger, Asset Sale, dissolution, liquidation or winding up of the Corporation, then, and in each such case, the Corporation will send to the holders of the Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend or distribution, and the amount and character of such dividend or distribution, or (B) the effective date on which such Merger, Asset Sale, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock and Preferred Stock shall be entitled to exchange their shares for securities or other property deliverable upon such Merger, Asset Sale, dissolution, liquidation or winding up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least twenty (20) days prior to the record date or effective date for the event specified in such notice (or such shorter period approved by the holders of more than sixty-five percent (65%) of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis).

6. Protective Provisions.

6.1 Preferred Stock Approval. So long as at least 25% of the originally issued shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not, directly or indirectly, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise, without the approval, by vote or written consent, of the holders of more than sixty-five percent (65%) of the Preferred Stock then outstanding, voting as a single class on an as-converted basis:

(a) create or authorize the creation of any debt security, other than in connection with any equipment leases or commercial debt lines or credit facilities approved by the Board;

(b) authorize or issue any capital stock (or issue any security convertible or exercisable into any capital stock) having rights, preferences or privileges senior to or on a parity with the Preferred Stock, or reclassify any outstanding security of the Corporation into a security having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

(c) increase the total number of authorized shares of Preferred Stock or any series thereof;

(d) effect a Merger or an Asset Sale, or liquidate, dissolve or wind up the Corporation (or initiate proceedings to liquidate, dissolve or wind up);

(e) declare or pay any dividends on or declare or make any other Distribution, purchase or redemption (other than Permitted Repurchases), directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding;

(f) sell, transfer, license, pledge, or encumber technology or intellectual property of the Corporation, other than licenses granted in the ordinary course of business approved by the Board;

(g) form any Subsidiary;

(h) approve the purchase, redemption or other acquisition of any capital stock of the Corporation, other than Permitted Repurchases; or

(i) amend or repeal any provision of the Corporation’s certificate of incorporation or bylaws.

6.2 Series A Approval. So long as 250,000 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation and any Subsidiary shall not, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise, without the approval, by vote or written consent, of the holders of a majority of Series A Preferred Stock then outstanding, voting as a separate series:

(a) effect any increase or decrease (other than pursuant to Section 7.1) in the number of authorized shares of any series of Series A Preferred Stock;

(b) alter or change the powers, privileges, or special rights of the Series A Preferred Stock so as to affect the holders thereof adversely, unless such change is also made to each other series of Preferred Stock; or

(c) effect (1) a Merger with or an Asset Sale to any Affiliate of the Corporation, or (2) a Significant Subsidiary Divestment in which the acquiror is an Affiliate of the Corporation (other than an Affiliate of which a majority of the voting equity is owned by the Corporation), where, in either case, the consideration per share of Series A Preferred Stock is less than four times the Original Issue Price of the Series A-4 Preferred Stock.

6.3 Series B Approval. So long as 250,000 shares of Series B Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation and any Subsidiary shall not, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise, without the approval, by vote or written consent, of the holders of a majority of Series B Preferred Stock then outstanding, voting as a separate series:

(a) effect any increase or decrease (other than pursuant to Section 7.1) in the number of authorized shares of Series B Preferred Stock;

(b) alter or change the powers, privileges, or special rights of the Series B Preferred Stock so as to affect the holders thereof adversely, unless such change is also made to each other series of Preferred Stock; or

(c) effect (1) a Merger with or an Asset Sale to any Affiliate of the Corporation, or (2) a Significant Subsidiary Divestment in which the acquiror is an Affiliate of the Corporation (other than an Affiliate of which a majority of the voting equity is owned by the Corporation), where, in either case, the consideration per share of Series B Preferred Stock is less than four times the Original Issue Price of the Series B Preferred Stock.

6.4 Series C Approval. So long as at least 25% of the originally issued shares of Series C Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, or otherwise, without the approval, by vote or written consent, of the holders of at least two-thirds (2/3) of the outstanding shares of Series C Preferred Stock, voting separately as a class, alter or change the powers, privileges, or special rights of the Series C Preferred Stock so as to affect the holders thereof adversely, unless such change is also made to each other series of Preferred Stock.

6.5 Series D Approval. So long as at least 25% of the originally issued shares of Series D Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not, directly or indirectly, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, or otherwise, without the approval, by vote or written consent, of the holders of more than seventy percent (70%) of the outstanding shares of Series D Preferred Stock, voting separately as a class, alter or change the powers, privileges, or special rights of the Series D Preferred Stock so as to affect the holders thereof adversely, unless such change is also made to each other series of Preferred Stock.

6.6 Series D-1 Approval. So long as at least 25% of the originally issued shares of Series D-1 Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not, directly or indirectly, by means of amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, or otherwise, without the approval, by vote or written consent, of the holders of more than seventy percent (70%) of the outstanding shares of Series D-1 Preferred Stock, voting separately as a class, alter or change the powers, privileges, or special rights of the Series D-1 Preferred Stock so as to affect the holders thereof adversely, unless such change is also made to each other series of Preferred Stock.

7. Miscellaneous.

7.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2 Redemption. The Preferred Stock is not redeemable.

7.3 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

7.4 Adjustments for Stock Splits, Etc. Except as otherwise required by law, wherever in Article V of this Amended and Restated Certificate of Incorporation there is a reference to a specific number of shares of Common Stock or Preferred Stock (including any particular series of Preferred Stock), then, upon the occurrence of any Common Stock Event or Preferred Stock Event, the specific number of shares so referenced in Article V of this Amended and Restated Certificate of Incorporation shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such Common Stock Event or Preferred Stock Event, as applicable.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VII: DIRECTOR LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision with respect to events occurring prior to the date of such amendment or repeal.

The Corporation shall, except to the extent prohibited by provisions of the Delaware General Corporation Law that may not lawfully be waived, indemnify (fully or, if not possible, partially) each of its directors and officers, and persons who serve at its request as directors or officers of a subsidiary or other organization in which it owns an equity interest or of which it is a creditor, against all liabilities, costs, damages, expenses, settlement payments and attorneys’ fees, imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding, civil or criminal (including investigations or audits), in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of acts or omissions as a director or officer of the Corporation, unless such person did not act in good faith in the reasonable belief that such person’s action was in or consistent with the best interest of the Corporation. It is the intent of these provisions to indemnify directors and officers to the fullest extent not specifically prohibited by provisions of law that may not permissibly be waived, including but not limited to indemnification against claims brought derivatively by stockholders, in the name of the Corporation. The Corporation shall pay for the legal fees (and other expenses) incurred by the director or officer in defending any such proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if such person shall be adjudicated not to be entitled to indemnification under these provisions. The rights of indemnification hereby provided shall not be exclusive of or affect other rights to which any director or officer may be entitled by bylaw, contract or otherwise. As used in this paragraph, the terms “director” and “officer” includes heirs, executors and administrators of such persons. Any indemnification to which a person is entitled under these provisions shall be provided although the person to be indemnified is no longer a director or officer of the Corporation or of such other organization.

ARTICLE VIII: DIRECTORS AND CORPORATE OPPORTUNITIES

In the event that a director of the Corporation who is also a partner, director or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, which for the avoidance of doubt, shall be deemed to include each holder of Series D Preferred Stock (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner, director or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy:

A corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner, director or employee of a Fund, shall belong to such

Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

ARTICLE IX: ELECTRONIC NOTICES, RECORDS AND MEETINGS

No notice, demand, offer, request, circulation of information or other communication (hereafter referred to as “Notices”) described in the following sentence shall be invalid merely because it is in electronic rather than tangible written form, given in a manner consistent with the Bylaws. The preceding sentence applies to any Notice (a) given by the Corporation to holders of capital stock, or options, warrants or rights to purchase capital stock, or securities convertible into or exchangeable for capital stock (all such stock, options, warrants, rights and convertible or exchangeable securities being referred to hereafter as “Securities”), (b) given to the Corporation by any holder of Securities issued by the Corporation, or (c) relating to the business and affairs of the Corporation or to Securities issued by the Corporation, and given to, from or between any of the Corporation, the directors of the Corporation or holders of the Corporation’s Securities.

Notwithstanding the foregoing, to the extent required under the Delaware General Corporation Law, any such Notice by the Corporation to a holder of Securities shall not be effective unless the receipt of Notices in electronic form has been expressly consented to by the holder to whom the Notice is given. The Bylaws will prescribe rules regarding express or implicit consents to electronic Notices, and revocation of such consents. Any records maintained by the Corporation, including but not limited to its stock ledger, books of account and minute books, may be kept electronically or via other non-paper information storage device, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. Whenever the Corporation is required to furnish a stock ledger, stockholder list, or other books and records to a stockholder or director, the Corporation may furnish such records in electronic form, unless specifically requested to convert such records to paper form. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

3. This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

4. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the Board and the stockholders of the Corporation.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: May 4, 2010	Gevo, Inc.

	By:	/s/ Patrick Gruber
Patrick Gruber, CEO